Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-254715) on Form S-8 of our report dated March 10, 2022 with respect to the consolidated financial statements of VIZIO Holding Corp. and subsidiaries (the “Company”), which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ KPMG LLP
Los Angeles, California
April 11, 2022